Exhibit 10.50

NOTICE OF TERMINATION

AND

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding, dated March 25, 2013, is between The St. Joe Company (the “Company”) and Thomas Hoyer (“Executive”) and confirms the Executive’s rights and obligations pursuant to his Employment Agreement (the “Agreement”) dated as of March 22, 2012. All capitalized terms herein shall have the same meanings as set forth in the Agreement.

In accordance with Section 5.2 of the Agreement, the Company hereby notifies Executive of the decision to terminate the Executive’s employment without Cause. The effective date of termination (the “Date of Termination”) shall be a date in the future to be agreed upon by the parties and, until such Date of Termination, the parties agree to continue the existing employment of Executive by the Company on a temporary, indefinite basis. Both the Company and the Executive agree to provide each other with at least a 60 day prior written notice of the official Date of Termination. The following sets forth the parties’ understanding of the compensation due to Executive under the terms of the Agreement for a termination of employment by the Company other than for Cause:

1. Compensation. Upon the Executive’s execution of the Company’s standard form of Severance Agreement, the Executive is entitled to the following compensation as provided under Section 6.4 of the Agreement:

(a)	Payments made ratably over the 12 month period (with payments being made at the beginning of each such month) after the Date of Termination, in an amount equal to 1 times the Executive’s Salary; and

(b)	Payment of the Company’s portion of 18 months of COBRA premiums for health and welfare benefits that provide the Executive with coverage comparable to the level of coverage the Executive has as of the Date of Termination under the Company’s group health plan.

2. Bonus Request. In addition to the Paragraph 1 amounts, the company currently intends to submit for approval by the Company’s Compensation Committee, a discretionary cash bonus payable on the date that other company executive bonuses are paid for the plan year in which the Date of Termination occurs, pro-rated through the Date of Termination. This proposed bonus is subject to approval by the Company’s Compensation Committee and the Executive understands and agrees that there is absolutely no commitment by the Company in regard to such bonus.

3. Agreement Controls. Notwithstanding anything herein to the contrary, the Agreement is not amended or revised hereby and the Company and the Executive shall abide by the terms and conditions set forth in the Agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Memorandum of Understanding as of the date set forth above.

THE ST. JOE COMPANY

By:	/s/ Park Brady
Park Brady
Chief Executive Officer

EXECUTIVE

/s/ Thomas Hoyer
Thomas Hoyer